Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-267331

September 8, 2022

R1 Announces Offering of Common Stock by Selling Stockholder

MURRAY, Utah, Sept. 8, 2022 (GLOBE NEWSWIRE)— R1 RCM Inc. (“R1”) (NASDAQ: RCM) today announced the commencement of an underwritten public offering of 15,000,000 shares of its common stock by TCP-ASC ACHI Series LLLP (“TCP-ASC”), a Delaware series limited liability limited partnership jointly owned by Ascension Health Alliance and investment funds affiliated with TowerBrook Capital Partners L.P. R1 will not receive any of the proceeds from the sale of the shares being offered by the selling stockholder but will bear the costs associated with the sale of such shares, other than any underwriting discounts and commissions.

J.P. Morgan, BofA Securities and Barclays are acting as underwriters for the proposed offering.

A registration statement on Form S-3 relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and has become effective. The proposed offering will be made only by means of a prospectus and a free writing prospectus. A copy of the prospectus and the free writing prospectus relating to this offering may be obtained, when available, by visiting the SEC’s website at www.sec.gov. Alternatively, the prospectus and the free writing prospectus may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 866-803-9204 or by emailing prospectus-eq_fi@jpmchase.com; BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255, Attention: Prospectus Department or by emailing dg.prospectus_requests@bofa.com; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 888-603-5847 or by emailing barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Note Regarding Forward-Looking Statements

Certain of the statements made in this press release are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the size and terms of the proposed secondary offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to the satisfaction of customary closing conditions related to the offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that R1 will be able to complete the offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements as predictions of future events, which statements apply only as of the date of this press release. Additional risks and uncertainties relating to the offering, R1 and its business can be found under the heading “Risk Factors” in R1 RCM Holdco Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the period ended March 31, 2022, as well as R1’s Quarterly Report on Form 10-Q for the period ended June 30, 2022, each filed with the Securities and Exchange Commission. Forward-looking statements represent R1’s beliefs and assumptions only as of the date of this press release. R1 expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based, except as may be required under applicable law.

About R1 RCM

R1 is a leading provider of technology-driven solutions that transform the patient experience and financial performance of hospitals, health systems, and medical groups. R1’s proven and scalable operating models seamlessly complement a healthcare organization’s infrastructure, quickly driving sustainable improvements to net patient revenue and cash flows while reducing operating costs and enhancing the patient experience.

Contacts:

R1 RCM

Investor Relations

Atif Rahim

312.324.5476

investorrelations@r1rcm.com

Media Relations

Natalie Pacini

415.335.7641 Ext. 43

natalie@highwirepr.com